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                                  Exhibit 12.1
                    Statement Regarding Calculation of Ratios




                                                                           YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------
RATIO OF EARNINGS TO FIXED CHARGES:                             1999        1998        1997       1996       1995
                                                                               ($ in millions)

Earnings (loss) before income taxes....................       $154.7       $46.6   $(251.9)      $111.5      $72.4

Add:
     Interest Expense..................................         73.8        87.8       29.4        18.1       13.4
     Portion of rents representative of interest factor         23.4        17.9       10.6         9.9        9.7
                                                              ------       -----   --------      ------      -----

     Earnings (loss) as adjusted.......................        251.9       152.3    (211.9)       139.5       95.5

Fixed charges:
     Interest Expense..................................         73.8        87.8       29.4        18.1       13.4
     Portion of rents representative of interest factor         23.4        17.9       10.6         9.9        9.7
                                                              ------       -----   --------      ------      -----

     Total fixed charges...............................         97.2       105.7       40.0        28.0       23.1

RATIO OF EARNINGS TO FIXED CHARGES.....................         2.6x        1.4x         --        5.0x       4.1x


Earnings were inadequate to cover fixed charges for the year ended December 31, 1997. The coverage deficiency was $251.9 million.